Rand Logistics Inc.

  RAND LOGISTICS PURCHASES THREE VESSELS FROM WISCONSIN AND MICHIGAN STEAMSHIP

        Significant Opportunity to Boost Vessel Margins through Improved
                             Operating Efficiencies

          Transaction Eliminates Reporting of Variable Interest Entity

New York, NY - February 13, 2008 - Rand Logistics Inc. (Nasdaq: RLOG; RLOGW; RLOGU) ("Rand") today announced that its wholly-owned subsidiary, Grand River Navigation, has exercised its option to purchase three vessels from Wisconsin and Michigan Steamship ("WMS"), the David Z., the Earl W. and the Wolverine, for an all-in cost of approximately $20 million in cash. One of the three vessels purchased has subsequently been sold to the Company's Canadian subsidiary for Canadian registry and deployment.

Rand's subsidiary, Lower Lakes Transportation, had been operating the vessels under a long term charter agreement with WMS since August 1, 2006. The time charter agreement provided Rand the option of purchasing the vessels at any time during the charter period.

Laurence S. Levy, Chairman and CEO of Rand, said, "By purchasing the three vessels, we will be able to eliminate both the operating and accounting complexities associated with the time charter. This acquisition represents a significant opportunity for future profit growth through the elimination of duplicate overhead and the full integration of the vessels into Rand's fleet, resulting in more cost efficient operations. By consolidating the results of these vessels we are able to present a more transparent financial picture for our business by eliminating the Variable Interest Entity reporting line from our income statements."

Due to Lower Lakes' time charter agreement with WMS, WMS was considered a variable interest entity in accordance with FASB Interpretation ("FIN") 46R, which requires the Company to consolidate certain entities even though the Company does not hold any ownership interest in the entity. Following consummation of the acquisition, financial results for the three vessels will now be consolidated into Rand's financial results.


About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of ten self-unloading bulk carriers, comprised of nine River Class vessels and one River Class integrated tug/barge unit, and three conventional bulk carriers, of which one is operated under a contract of affreightment. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act - which dictates that only ships that are built, crewed and owned by U.S. citizens can operate between U.S. ports - and the Canada Marine Act - which requires Canadian commissioned ships to operate between Canadian ports.

Forward-Looking Statements

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning the Company and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of the Company. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

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CONTACT:                            -OR-             INVESTOR RELATIONS COUNSEL:

Rand Logistics, Inc.                                 The Piacente Group
Laurence S. Levy, Chairman & CEO                     Lenny Santiago
(212) 644-3450                                       (212) 481-2050
                                                     Lenny@tpg-ir.com